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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         MARINE MANAGEMENT SYSTEMS, INC.

         Marine Management Systems, Inc., a corporation incorporated under the General Corporation Law of the State of Delaware, hereby amends and restates its Certificate of Incorporation, which was originally filed with the Secretary of State on December 4, 1995, in order to give effect to all amendments and to restate all of the provisions now in effect that are not amended, so that the same shall read, in its entirety, as follows:

         FIRST: The name of the corporation (hereinafter called the "Corporation") is Marine Management Systems, Inc.

         SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle 19805; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is twenty-five million six hundred fifty-one (25,000,651), consisting of (a) twenty-five million (25,000,000) shares of Common Stock with a par value of $.002 per share (the "Common Stock") and (b) six hundred fifty-one shares of Series A Cumulative Convertible Preferred Stock with a par value of $.002 per share (the "Series A Preferred Stock"). The number of the authorized shares of Series A Preferred Stock may be decreased, but not increased (but not below the number of shares then outstanding) by the Board of Directors without a vote of the stockholders.

         A. COMMON STOCK

                  1. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation.

                  2. Liquidation Rights. Subject to the prior and superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock and the holders of Preferred Stock shall be entitled to receive the remaining funds to be distributed on the basis of the number of shares of Common Stock held by each of them and the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

                  3. Dividends. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, provided, however, no such dividends may be declared or paid if dividends are not simultaneously declared or paid, respectively, on the Preferred Stock.


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         B. SERIES A PREFERRED STOCK

         The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Stock are as follows:

                  1. Liquidation Rights. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank prior to the Common Stock.

                  2. Dividends and Distributions.

                           (a) The holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and of any shares of other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends, shall be entitled to receive, and the Board of Directors shall declare, to the extent that (i) the Certificate of Incorporation of the Corporation shall permit and that (ii) sufficient surplus or net profits of the Corporation are available therefor in accordance with Section 170 of the Delaware General Corporation Law, cumulative cash dividends at an annual rate of 10% from and after the Issue Date as long as the shares of Series A Preferred Stock remain outstanding. Dividends shall be computed on the basis of $1,000 per share, and shall accrue and be payable quarterly, in arrears, on the last business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on September 30, 1998.

                           (b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from the Issue Date, whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall bear interest at an annual rate of 10%. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared hereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.

                           (c) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

                  3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the voting rights provided to such holders under the General Corporation Law of the State of Delaware.

                  4. Certain Restrictions.

                           (a) Subject to paragraph (c) of this Section 4, whenever quarterly dividends payable on shares of Series A Preferred Stock as provided in Section 2 are not paid in full, thereafter and until all unpaid dividends payable on the outstanding shares of Series A Preferred Stock, whether or not declared, shall have been paid in full, the Corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Stock, other than dividends or distributions payable in Junior Stock; or (B) declare or pay

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         dividends, or make any other distributions, on any shares of Parity
         Stock, except (1) dividends or distributions payable in Junior Stock and (2) dividends or distributions paid ratably on the Series A Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series A Preferred Stock and such Parity Stock are then entitled.

                           (b) Whenever quarterly dividends payable on shares of Series A Preferred Stock as provided in Section 2 are not paid in full, thereafter and until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series A Preferred Stock shall have been paid in full, the Corporation shall not: (A) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; provided, however, that the Corporation may at any time
         (1) redeem, purchase or otherwise acquire shares of Junior Stock or Parity Stock in exchange for any shares of Junior Stock, (2) accept shares of any Parity Stock or Junior Stock for conversion and (3) redeem, purchase or otherwise acquire shares of any Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation, pro rata with the Series A Preferred Stock in proportion to the total amount then required to be applied by it to redeem, repurchase or otherwise acquire shares of Series A Preferred Stock, if any such requirement exists, and shares of such Parity Stock; or (B) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock.

                           (c) Notwithstanding anything to the contrary contained in this Section 4, the Corporation shall not declare, and the holders of shares of Junior Stock and Parity Stock shall not be entitled to, dividends of any kind prior to the Eligibility Date.

                           (d) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (b) of this Section 4, purchase such shares at such time and in such manner.

                  5.       Conversion.

                           (a) Each outstanding share of the Series A Preferred Stock is, at the option of the holder at any time after the Eligibility Date, convertible into that number of fully paid and nonassessable shares of the Corporation's Common Stock as determined by dividing (i) the Liquidation Preference of the shares of Series A Preferred Stock to be converted by (ii) the Conversion Price. No fractional Conversion Shares will be issued as a result of conversion, but in lieu thereof such fractional interest will be rounded off to the nearest whole share of Common Stock.

                           (b) In the event of a stock dividend,
         recapitalization, reorganization, merger, consolidation, subdivision, combination or reclassification of shares of the Corporation's Common Stock, or any other change in the corporate structure or shares of the Corporation's Common Stock, prior to the conversion of the Series A Preferred Stock, the Corporation shall make such adjustment as is necessary to give the holder of the Series A Preferred Stock substantially the same rights as the holder of the Series A Preferred Stock had immediately prior to the occurrence of such event. In the event of any consolidation of the Corporation with, or merger of the Corporation into, another corporation where the Corporation is not the successor entity, or in the case of the sale or conveyance to another corporation of the property of the Corporation, then the holder of the Series A Preferred Stock shall thereafter, upon conversion of the Series A Preferred Stock in accordance with the terms


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         hereof, prior to the record date for such consolidation, merger, sale or conveyance, have the right to purchase and receive the kind and number of shares of stock and other securities or properties receivable upon such consolidation, merger, sale or conveyance, that would have been issued to the holder of the Series A Preferred Stock had the Series A Preferred Stock been converted immediately prior to such event.

                           (c) The right of the holders of the Series A
         Preferred Stock to convert their shares shall be exercised by transmitting to the Corporation or its agent, a notice of such conversion together with certificates representing shares of the Series A Preferred Stock to be converted, duly endorsed in blank. If the shares issuable upon conversion are to be issued in a name other than the name in which the shares of Series A Preferred Stock to be converted are then registered, such notice and the certificates representing shares of the Series A Preferred Stock to be converted shall be accompanied by such evidence of payment transfer taxes and such proper instruments of transfer as may be reasonably requested by the Corporation. The Corporation shall promptly after receipt of the foregoing issue to the holder of the Series A Preferred Stock the appropriate number of shares of the Corporation's Common Stock.

                           (d) The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock.

                           (e) The Corporation shall pay all documentary stamp or similar issue or transfer taxes payable with respect to the issue or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock pursuant hereto, provided that such shares of Common Stock are issued in the name of the then registered holder of the Series A Preferred Stock to be converted.

                  6. Reacquired Shares. Any shares of Series A Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

                  7. Liquidation, Dissolution or Winding Up.

                           (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 150 consecutive days and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series A Preferred Stock, subject to Section 8, shall have received the Liquidation Preference with respect to each share, or (ii) to the holders of shares



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         of Parity Stock unless the holders of shares of Series A Preferred
         Stock, subject to Section 8 shall have received distributions made ratably to the holders of the Series A Preferred Stock and the Parity Stock in proportion to the total amounts to which the holders of all such shares of Series A Preferred Stock and Parity Stock would be entitled upon such liquidation, dissolution or winding up.

                           (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 8.

                  8. Remedies. Any registered holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Incorporation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  9. Definitions. For the purposes of this Article Fourth, Section B, the following terms shall have the meanings indicated:

                           "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                           "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                           "Conversion Price" shall be equal to the greater of
         (i) the average Current Market Price of the Common Stock for the ten
         (10) Trading Days preceding the Conversion Date or (ii) $1.00.

                           "Current Market Price," when used with references to shares of Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. The closing price for each day shall be the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the Corporation. If the Common Stock is listed or admitted to trading on a national securities exchange, the closing price shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock on such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current



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         Market Price" shall mean the Fair Market Value per share of Common
         Stock or of such other securities as determined in good faith by the Board of Directors of the Corporation based on an opinion of an independent investment banking firm with an established national reputation as a valuer of securities, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

                           "Eligibility Date" shall mean any date after the sixth (6th) anniversary of the Issue Date; provided, however, that in no event shall such date occur prior to twelve (12) months after all amounts of principal and interest outstanding under the Senior Notes have been indefeasibly paid in full.

                           "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued:

                           "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock.

                           "Liquidation Preference" with respect to a share of Series A Preferred Stock shall mean $1,000 per share, plus an amount equal to all accrued but unpaid dividends (plus any interest accrued thereon).

                           "Parity Stock" shall mean any capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock.

                           "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                           "Redemption Price" shall mean the product obtained by multiplying (i) the Liquidation Preference by (ii) the number of shares of Series A Preferred Stock to be redeemed pursuant to Section 6 hereof.

                           "Senior Notes" shall mean the Senior Five-Year Convertible Notes, in the original aggregate principal amount of $2,000,000, issued by the Corporation on July 8, 1998.

                           "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                           "Trading Day" means a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business.

         FIFTH:                  The name and the mailing address of the
         incorporator are as follows:

                 Name                               Mailing Address
                 ----                               ---------------
                 Brian O'Connor                     One Atlantic Street
                                                    Stamford, CT  06901

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         SIXTH:   The Corporation is to have perpetual existence.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of creditors, and/or of the stockholders or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                  1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

                  2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

                  3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall



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         entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection
         (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                  4. Pursuant to Section 221 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation may, by resolution duly adopted, grant to the holders of any bonds, debentures or other obligations issued or to be issued by the Corporation any rights that the stockholders of the Corporation have or may have by reason of the General Corporation Law of the State of Delaware or this Certificate of incorporation, including, but not limited to, the power to vote in respect to the corporate affairs and management of the Corporation, to the extent and in the manner as declared by the Board of Directors of the Corporation in the resolution approving such rights.

         NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         TENTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

         TWELFTH: This amended and restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended and the undersigned hereby certifies that the amendments contained herein have been duly adopted by a majority of the stockholders of the Corporation and the unanimous vote of the Board of Directors of the Corporation, and written notice has been given as provided in Section 228 of the General Corporation Law of Delaware, as amended.

         Signed under the penalties of perjury this 8th day of July, 1998.

                                       /s/ Robert D. Ohmes
                                       --------------------------
                                       Robert D. Ohmes
                                       Executive Vice President, CFO, Secretary

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